EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

Between
ZILA, INC.,
ZILA PHARMACEUTICALS, INC.,
3M COMPANY
and
3M INNOVATIVE PROPERTIES COMPANY
Dated as of May 31, 2007

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

EXHIBITS
Page
1.01	(a)	Form of Bill of Sale, Assignment and Assumption Agreement
1.01	(b)	Sellers’ Knowledge
1.01	(c)	Inventory
2.03	(b)	Allocation of Purchase Price

-iv-

          ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of May 31, 2007, between Zila, Inc., a Delaware corporation (“Seller Shareholder”), Zila Pharmaceuticals, Inc., a Nevada corporation (the “Seller Subsidiary”, together with Seller Shareholder, the “Sellers”), 3M Company, a Delaware corporation, and 3M Innovative Properties Company, a Delaware corporation, (together with 3M Company, the “Purchaser”).
          WHEREAS, the Seller Subsidiary is engaged in the business of developing, marketing, selling and licensing prescription periodontal rinse products under its proprietary Peridex® brand and other applications and developments related to chlorhexidine gluconate (the “Business”);
          WHEREAS, the Seller Subsidiary wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller Subsidiary, the Business, and in connection therewith the Purchaser is willing to assume from the Seller Subsidiary all of the Assumed Liabilities (as hereinafter defined), all upon the terms and subject to the conditions set forth herein; and
          WHEREAS, the Board of Directors of Seller Shareholder has determined that the sale of the Business, pursuant to the terms and conditions hereof, is in the best interests of the Seller Shareholder and declared its advisability and approved the sale of the Business and the other transactions contemplated thereby.
          NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Sellers and the Purchaser hereby agree as follows:
ARTICLE 1
DEFINITIONS
     SECTION 1.01 Certain Defined Terms. For purposes of this Agreement:
          “ANB Payable” means the monies to be owed to Xttrium relating to purchase order #ANB-445, dated May 9, 2007, in connection with a corresponding order from Associated National Brokerage Inc., dated June 9, 2007.
          “ANB Receivable” means the account receivable to be due from Associated National Brokerage, Inc. related to the ANB Payable.
          “Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.
          “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

          “Bill of Sale, Assignment and Assumption Agreement” means the Bill of Sale, Assignment and Assumption Agreement to be executed by the Sellers and the Purchaser at the Closing, substantially in the form of Exhibit 1.01(a).
          “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the city of Phoenix, Arizona.
          “Code” means the Internal Revenue Code of 1986, as amended through the date hereof.
          “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.
          “Conveyance Taxes” means all sales, use, value added, transfer, stamp, stock transfer, real property transfer or gains and similar Taxes.
          “Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof delivered by the Sellers to the Purchaser in connection with this Agreement. Notwithstanding anything to the contrary contained in the Disclosure Schedule or in this Agreement, the information and disclosures contained in any section of the Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other section of the Disclosure Schedule as though fully set forth in such other section for which the applicability of such information and disclosure is reasonably apparent on the face of such information or disclosure.
          “Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien or encumbrance, other than any licenses of Intellectual Property.
          “Environmental Law” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, consent decree or judgment, in each case in effect as of the date hereof, relating to pollution or protection of the environment.
          “Environmental Liability” means any claim, demand, order, suit, obligation, liability, cost (including the cost of any investigation, testing, compliance or remedial action), consequential damages, loss or expense (including reasonable and incurred attorney’s and consultant’s fees and expenses) arising out of, relating to or resulting from any Environmental Law or environmental, health or safety matter or condition, including natural resources, and related in any way to the Purchased Assets or to this Agreement or its subject matter.
          “Environmental Permits” means any permit, approval, identification number, license and other authorization required under or issued pursuant to any applicable Environmental Law.

          “Excluded Taxes” means all Taxes relating to the Purchased Assets or the Business for any Pre-Closing Period. For purposes of this Agreement, in the case of any Straddle Period, (i) Property Taxes relating to the Purchased Assets allocable to the Pre-Closing Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that fall within the Pre-Closing Period and the denominator of which is the number of days in the entire Straddle Period, and (ii) Taxes (other than Property Taxes) relating to the Purchased Assets for the Pre-Closing Period shall be computed as if such taxable period ended as of the close of business on the date of the Closing.
          “GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.
          “Governmental Authority” means any federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.
          “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
          “Hazardous Material” means (a) any petroleum, petroleum products, by products or breakdown products, radioactive materials, asbestos containing materials or polychlorinated biphenyls or (b) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant, contaminant or waste under any Environmental Law.
          “Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.
          “Indemnifying Party” means the Sellers pursuant to Section 7.02 and the Purchaser pursuant to Section 7.03, as the case may be.
          “Intellectual Property” means (a) patents and patent applications, (b) trademarks, service marks, trade names, trade dress and domain names, together with the goodwill associated exclusively therewith, (c) copyrights, including copyrights in computer software, (d) confidential and proprietary information, including trade secrets and know how, and (e) registrations and applications for registration of the foregoing.
          “Inventories” means all inventory, merchandise, finished goods, work in progress and raw materials solely related to the Business and maintained, held or stored by or for the Sellers, as of the Closing, and any prepaid deposits for any of the same, each as set forth on Exhibit 1.01(c).
          “IRS” means the Internal Revenue Service of the United States.

          “Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).
          “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.
          “Material Adverse Effect” means any circumstance, change in or effect on the Business that is materially adverse to the results of operations or the financial condition of the Business, taken as a whole.
          “Permitted Encumbrances” means statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings.
          “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.
          “Pre-Closing Period” means any taxable period (or portion thereof) ending on or prior to the date of the Closing.
          “Product Liabilities” means, with respect to any products designed, manufactured, tested, marketed, distributed or sold in connection with the Business, all Liabilities resulting from actual or alleged harm, injury, damage or death to persons, property or business, irrespective of the legal theory asserted.
          “Property Taxes” means real and personal ad valorem property Taxes and any other Taxes imposed on a periodic basis and measured by the level of any item.
          “Proprietary Information” means all information about the Sellers furnished by the Sellers to Purchaser in connection with its due diligence review of the Business, whether oral or written, and regardless of the manner or form in which it is furnished, including, but not limited to all notes, analyses, compilations, studies, forecasts, interpretations or other documents regarding the Sellers. Proprietary Information does not include, however, information which (a) is or becomes generally available to the public other than as a result of a disclosure by Purchaser or its representatives in violation of this Agreement or other obligation of confidentiality, (b) was available to Purchaser on a nonconfidential basis prior to its disclosure by Sellers, or (c) becomes available to Purchaser on a nonconfidential basis from a person (other than Sellers) who is not prohibited from disclosing such information to Purchaser by a legal, contractual or fiduciary obligation to Sellers.

          “Purchase Price Bank Account” means a bank account in the United States to be designated by the Sellers in a written notice to the Purchaser at least five Business Days before the Closing.
          “Receivables” means any and all accounts receivable, notes and other amounts receivable from third parties, including customers, arising primarily from the conduct of the Business before the Closing, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon.
          “Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.
          “Regulatory Filings” means (i) all New Drug Applications, as defined in the Food and Drug Administration Act, which are required to be filed with the Food and Drug Administration before beginning clinical testing of a product of the Business, or any successor application or procedure, or the equivalent application filed with the relevant Governmental Authority in a country other than the United States and all study data, materials and information supporting or pertaining to the applications and (ii) all correspondence between Sellers and the Governmental Authorities primarily relating to the Business.
          “Sellers’ Knowledge,” “Knowledge of the Sellers” or similar terms used in this Agreement mean the actual (but not constructive or imputed) knowledge of the Persons listed in Exhibit 1.01(b) as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate) after reasonable investigation of such listed Persons.
          “Straddle Period” means any taxable period beginning on or prior to and ending after the date of the Closing.
          “Tax” or “Taxes” means any and all taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority.
          “Tax Returns” means any and all returns, reports and forms (including, elections, declarations, amendments, schedules, information returns or attachments thereto) required to be filed with a Governmental Authority with respect to Taxes.
          “Transferred Intellectual Property” means all Intellectual Property owned by the Sellers used exclusively in the Business.
          “Transferred IP Agreements” means all (i) licenses of Intellectual Property to the Sellers, and (ii) licenses of Intellectual Property by the Sellers to third parties, in each case, that are solely related to the Business or that are material to the operation of the Business as currently conducted.

     SECTION 1.02 Other Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location

“Agreement”	Preamble
“Allocation”	2.03(b)
“Assumed Liabilities”	2.02(a)
“Business”	Recitals
“Cap”	7.04(b)
“Closing”	2.04
“Excluded Assets”	2.01(b)
“Excluded Liabilities”	2.02(b)
“Excluded Claims”	7.04(b)
“Financial Statements”	3.04(a)
“Fundamental Reps”	7.01
“Independent Accounting Firm”	2.07(b)
“Interim Financial Statements”	3.04(a)
“Loss”	7.02
“Material Contracts”	3.15
“Mini-Threshold”	7.04(b)
“Purchaser”	Preamble
“Purchase Price”	2.03(a)
“Purchased Assets”	2.01(a)
“Purchaser Indemnified Party”	8.02
“Retained Names and Marks”	5.05
“Sellers”	Preamble
“Seller Indemnified Party”	7.03
“Seller Shareholder”	Preamble
“Seller Subsidiary”	Preamble
“Third Party Claims”	7.05(b)
“Threshold”	7.04(b)
     SECTION 1.03 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:
               (a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;
               (b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
               (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

               (d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
               (e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;
               (f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;
               (g) references to a Person are also to its successors and permitted assigns; and
               (h) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.
ARTICLE 2
PURCHASE AND SALE
     SECTION 2.01 Purchase and Sale of Assets. (a) Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller Subsidiary shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to the Purchaser, and the Purchaser shall purchase from the Seller Subsidiary, all of the Seller Subsidiary’s right, title and interest in and to the following assets (the “Purchased Assets”):
                    (i) the Inventories;
                    (ii) the books of account, general, financial and tax records, invoices, shipping records, supplier lists, correspondence and other documents, records and files and any rights thereto owned, primarily associated with or primarily employed by the Seller Subsidiary in the conduct of the Business to the extent separable from those of the Seller Shareholder and Seller Subsidiary;
                    (iii) the Transferred Intellectual Property and the Transferred IP Agreements (to the extent transferable);
                    (iv) the sales, marketing and promotional literature and materials, customer lists and other sales-related materials of the Seller Subsidiary solely related to the Business;
                    (v) the rights of the Seller Subsidiary under any contracts (whether written or oral) associated with or employed by the Sellers in the conduct of the Business (to the extent such contracts are transferable), other than Transferred IP Agreements;
                    (vi) the municipal, state and federal franchises, permits, licenses, approvals, registrations, agreements, waivers and authorizations to the extent held or used by the Seller Shareholder or the Seller Subsidiary solely in connection with, the Business, to the extent transferable;
                    (vii) claims , causes of action, refunds, rights of recovery, rights of setoff and rights of recoupment of any kind of Sellers against third parties relating to the Purchased Assets or any contract assumed by the Purchaser, known or unknown, contingent or otherwise, in each case, other than to the extent relating to a matter that is an Excluded Liability;
                    (viii) all rights under express or implied warranties relating to the Purchased Assets;
                    (ix) all information, files, records, data, plans, contracts and recorded knowledge, including customer and supplier lists primarily related to the conduct of the Business to the extent separable from those of the Seller Shareholder and Seller Subsidiary;
                    (x) the Regulatory Filings; and
                    (xi) the ANB Receivable.
               (b) Notwithstanding anything in Section 2.01(a) to the contrary, the Sellers shall not sell, convey, assign, transfer or deliver, nor cause to be sold, conveyed, assigned, transferred or delivered, to the Purchaser, and the Purchaser shall not purchase, and the Purchased Assets shall not include, the Sellers’ right title and interest to any assets of the Sellers not expressly included in the Purchased Assets (the “Excluded Assets”), including:
                    (i) the Purchase Price Bank Account;
                    (ii) all cash and cash equivalents, securities, and negotiable instruments of the Selling Subsidiary on hand, in lock boxes, in financial institutions or elsewhere, including all cash residing in any collateral cash account securing any obligation or contingent obligation of the Seller Subsidiary or any Affiliate;
                    (iii) any rights to Tax refunds, credits or similar benefits attributable to Excluded Taxes;
                    (iv) the company seal, minute books, charter documents, stock or equity record books and such other books and records as pertain to the organization, existence or capitalization of the Seller Subsidiary, as well as any other records or materials relating to the Seller Subsidiary generally and not involving or related to the Purchased Assets or the operations of the Business;
                    (v) the Retained Names and Marks;
                    (vi) all rights of the Sellers under this Agreement and the Bill of Sale, Assignment and Assumption Agreement;
                    (vii) Tax Returns of the Sellers, other than those relating solely to the Purchased Assets or the Business;

                    (viii) all current and prior insurance policies of the Sellers and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries; and
                    (ix) the Receivables (other than the ANB Receivable).
     SECTION 2.02 Assumption and Exclusion of Liabilities. (a) Upon the terms and subject to the conditions set forth in this Agreement, the Purchaser shall, by executing and delivering, at the Closing, the Bill of Sale, Assignment and Assumption Agreement, assume, and agree to pay, perform and discharge when due, any and all of the Liabilities of the Sellers relating to the Business or the Purchased Assets and arising exclusively from the operation of the Business after the date of the Closing, other than the Excluded Liabilities set forth in Section 2.02(b) below (the “Assumed Liabilities”):
                    (i) all Liabilities arising out of or resulting from the conduct of the Business by the Purchaser on or after the date of the Closing, including under the contracts set forth on Section 3.13(a) of the Disclosure Schedule hereof;
                    (ii) all Liabilities for product warranty service claims (to the extent consistent with historical levels) relating to products of the Business and all Product Liabilities related to the operation of the Business on or after the date of Closing;
                    (iii) all Environmental Liabilities related exclusively to the operation of the Business on or after the date of the Closing;
                    (iv) all Taxes relating to the Purchased Assets or the Business other than Excluded Taxes to the extent accrued and clearly stated on the Financial Statements and Interim Financial Statements relating to the Business; and
                    (v) the ANB Payable.
               (b) The Sellers shall retain, and shall be responsible for paying, performing and discharging when due, and the Purchaser shall not assume or have any responsibility for, the following Liabilities (the “Excluded Liabilities”):
                    (i) all Excluded Taxes;
                    (ii) all Liabilities relating to or arising out of the Excluded Assets;
                    (iii) the Seller’s obligations under this Agreement;
                    (iv) all Product Liabilities related to the operation of the Business before the date of the Closing;
                    (v) all Liabilities (other than the Assumed Liabilities set forth in Section 2.02(a)(iv) and (v)) arising from the actions of the Sellers or events related to the Business occurring prior to the date of Closing;

                    (vi) any Liability arising prior to the date of the Closing relating to any employee(s), former employee(s), agents or independent contractors of the Sellers, whether or not employed by Purchaser after the date of the Closing, or under any compensation or benefit arrangement with respect thereto, including but not limited to liabilities to third parties with respect to any such benefit arrangement. For purposes of this subparagraph (vi), the term “employees” shall include without limitation former employees as well as the family members of current and former employees;
                    (vii) any Environmental Liabilities related exclusively to the operation of the Business before the date of Closing;
                    (viii) any Liability of the Sellers arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby and fees and expenses of the Sellers’ counsel, accountants and other experts utilized in connection with this Agreement and the transactions related thereto;
                    (ix) all Liabilities relating to claims for adjustment by a Governmental Authority or other commercial entity made after Closing relating to rebates, fees, credits, refunds, or pricing adjustments associated with products of the Business sold prior to Closing, including Liabilities arising after Closing to the extent based on prices allegedly improperly extended to the U.S. federal government or other commercial entity by Sellers prior to Closing; or
                    (x) all Liabilities arising out of user or other similar fees payable to the Food and Drug Administration or other Governmental Authority to the extent that such fees are payable on account of the operation of the Business prior to the Closing Date.
     SECTION 2.03 Purchase Price; Allocation of Purchase Price. (a) The purchase price for the Purchased Assets shall be $9,500,000 (nine million five hundred thousand dollars) (the “Purchase Price”).
               (b) The sum of the Purchase Price and the Assumed Liabilities shall be allocated among the Purchased Assets as of the Closing in accordance with Exhibit 2.03(b) (the “Allocation”). Any subsequent adjustments to the sum of the Purchase Price and Assumed Liabilities shall be reflected in the Allocation in a manner consistent with Section 1060 of the Code and the Regulations thereunder. For all Tax purposes, the Purchaser and the Sellers agree that the transactions contemplated by this Agreement shall be reported in a manner consistent with the terms of this Agreement, including the Allocation, and that neither of them will take any position inconsistent therewith in any Tax Return, in any refund claim, in any litigation, or otherwise. Each of the Sellers and the Purchaser agrees to cooperate with the other in preparing IRS Form 8594, and to furnish the other with a copy of such form prepared in draft form within a reasonable period before its filing due date.
     SECTION 2.04 Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Snell & Wilmer L.L.P., One Arizona Center, Phoenix, AZ 85004 at 12:00 P.M.

Phoenix, Arizona time on the date hereof or at such other place or at such other time or on such other date as the Sellers and the Purchaser may mutually agree upon in writing.
     SECTION 2.05 Closing Deliveries by the Sellers. At the Closing, the Sellers shall deliver or cause to be delivered to the Purchaser:
               (a) the Bill of Sale, Assignment and Assumption Agreement and such other instruments, in form and substance reasonably satisfactory to the Purchaser, as may be reasonably requested by the Purchaser to effect the transfer of the Purchased Assets to the Purchaser or evidence such transfer on the public records, in each case duly executed by the Sellers, as appropriate;
               (b) a receipt for the Purchase Price;
               (c) a true and complete copy, certified by the Secretary or an Assistant Secretary of the Sellers, of the resolutions duly and validly adopted by the Board of Directors of each of the Sellers evidencing its authorization of the execution and delivery of this Agreement and the Bill of Sale, Assignment and Assumption Agreement s and the consummation of the transactions contemplated hereby and thereby; and
               (d) a certificate of a duly authorized officers certifying (i) that the officers signing this Agreement and any ancillary agreement related thereto are duly elected officers of the Sellers, (ii) the genuineness of such executing officer’s signature, and (iii) that such officer is duly authorized to sign this Agreement and any ancillary agreement related thereto on behalf of the Sellers.
     SECTION 2.06 Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to the Sellers:
               (a) the Purchase Price by wire transfer in immediately available funds to the Purchase Price Bank Account;
               (b) executed counterparts of the Bill of Sale, Assignment and Assumption Agreement, and such other instruments, in form and substance satisfactory to the Seller Shareholder, as may be requested by the Seller Shareholder to effect the assumption by the Purchaser of the Assumed Liabilities and to evidence such assumption on the public records; and
               (c) a certificate by the Secretary or an Assistant Secretary of the Purchaser evidencing the Purchaser’s authorization of the execution and delivery of this Agreement and the Bill of Sale, Assignment and Assumption Agreement and the consummation of the transactions contemplated hereby and thereby; and
               (d) a certificate of a duly authorized officers certifying (i) that the officers signing this Agreement and any ancillary agreement related thereto are duly elected officers of the Purchaser, (ii) the genuineness of such executing officer’s signature, and (iii) that such officer is duly authorized to sign this Agreement and any ancillary agreement related thereto on behalf of the Purchaser.

     SECTION 2.07 Third Party Consents. To the extent that the Sellers’ rights under any agreement, contract, commitment, lease, authorization or other Purchased Asset to be assigned to Purchaser hereunder may not be assigned without the consent of another person which has not been obtained prior to or as of Closing, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and the Sellers, at their expense, agree to use their commercially reasonable efforts to obtain any such required consent(s), if material to the Purchaser, as promptly as possible after Closing. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would materially impair Purchaser’s rights under the Purchased Assets, the Sellers, to the maximum extent permitted by law and the agreement or contract at issue, shall act after the Closing as the Purchaser’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by law and the agreement or contract at issue, with the Purchaser in any other reasonable arrangement designed to provide such material benefits to the Purchaser.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
          The Sellers hereby represents and warrants to the Purchaser, as of the date hereof or, if a representation or warranty is made as of a specified date, as of such date, as follows:
     SECTION 3.01 Organization, Authority and Qualification of the Sellers. The Sellers are corporations duly organized, validly existing and in good standing under the laws of the jurisdiction of their respective incorporation and have all necessary corporate power and authority to enter into this Agreement and the Bill of Sale, Assignment and Assumption Agreement, to carry out their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Sellers are duly licensed or qualified to do business and are in good standing in each jurisdiction which the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not adversely affect the ability of the Sellers to carry out their respective obligations under, and to consummate the transactions contemplated by, this Agreement and the Bill of Sale, Assignment and Assumption Agreement. The execution and delivery of this Agreement and the Bill of Sale, Assignment and Assumption Agreement by the Sellers, the performance by the Sellers of their obligations hereunder and thereunder and the consummation by the Sellers of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Sellers. This Agreement has been, and upon their execution the Bill of Sale, Assignment and Assumption Agreement shall have been, duly executed and delivered by the Sellers, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes, and upon their execution the Bill of Sale, Assignment and Assumption Agreement shall constitute, legal, valid and binding obligations of the Sellers, enforceable against the Sellers in accordance with their respective terms. No shares of any corporation or any ownership or other investment interest, either of record, beneficially or equitably, in any association, partnership, joint venture or other legal entity are included in the Purchased Assets. There are no existing agreements, options, commitments or rights with, of or to any person to acquire any of Sellers’ assets, properties or rights included in the Purchased Assets or any interest therein.

     SECTION 3.02 No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 3.03 of the Disclosure Schedule have been obtained, all filings and notifications listed in Section 3.03 of the Disclosure Schedule have been made and any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to the Purchaser, the execution, delivery and performance of this Agreement and the Bill of Sale, Assignment and Assumption Agreement by the Sellers do not and will not (a) violate, conflict with or result in the breach of the certificate of incorporation or bylaws (or similar organizational documents) of the Sellers, (b) conflict with or violate any Law or Governmental Order applicable to the Sellers or (c) except as set forth in Section 3.02(c) of the Disclosure Schedule, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Sellers are a party, except in the case of clauses (b) and (c), as would not have a materially and adversely affect the ability of the Sellers to carry out their obligations under, and to consummate the transactions contemplated by, this Agreement and the Bill of Sale, Assignment and Assumption Agreement or (ii) otherwise have a Material Adverse Effect.
     SECTION 3.03 Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and the Bill of Sale, Assignment and Assumption Agreement by the Sellers do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (a) as described in Section 3.03 of the Disclosure Schedule, (b) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Sellers or the transactions contemplated by this Agreement and the Bill of Sale, Assignment and Assumption Agreement and would not have a Material Adverse Effect, or (c) as may be necessary as a result of any facts or circumstances relating solely to the Purchaser or any of its Affiliates.
     SECTION 3.04 Financial Information. (a) True and complete copies of (i) the audited balance sheet of the Seller Shareholder for the fiscal year ended as of July 31, 2006, and the related audited statements of income and cash flows of the Seller Shareholder (collectively, the “Financial Statements”) and (ii) the unaudited balance sheet of the Seller Shareholder for the quarters ended October 31, 2006 and January 31, 2007 and the related unaudited statements of income and cash flows of the Seller Shareholder have been delivered by the Sellers to the Purchaser (the “Interim Financial Statements”).
               (b) The Financial Statements and the Interim Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Seller Shareholder (except as may be indicated in the notes thereto), and (ii) present fairly in all material respects the financial condition and results of operations of the Seller Shareholder as of the dates thereof or for the periods covered thereby and (iii) were prepared in accordance with GAAP applied on a basis consistent with the past practices of the Seller Shareholder, clauses (ii) and iii above being subject, in the case of the Interim Financial Statements, to normal recurring year end adjustments, the effect of which are not, individually or in the aggregate, material.

               (c) The unaudited statements of historical revenues and expenses of the Business for the years ending 2004, 2005, 2006, and for the period from August 1, 2006 to March 31, 2007 provided by the Sellers to the Purchaser (i) were prepared in accordance with the books of account and other financial records of the Seller Shareholder, and (ii) present fairly in all material respects the revenues and expenses of the Business as of the dates thereof or for the periods covered thereby and (iii) were prepared on a basis consistent with the past practices of the Seller Shareholder.
     SECTION 3.05 Absence of Undisclosed Material Liabilities. There are no Liabilities of the Sellers (solely relating to the Business) of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, other than Liabilities (a) reflected or reserved against on the Financial Statements or the Interim Financial Statements or the notes thereto, (b) set forth in the Disclosure Schedule, (d) disclosed in, related to or arising under any agreements, instruments or other matters referred to or disclosed in this Agreement or (e) which would not have a Material Adverse Effect.
     SECTION 3.06 Conduct in the Ordinary Course. Except as disclosed in Section 3.06 of the Disclosure Schedule and for the transactions contemplated by this Agreement, since January 31, 2007, the Business has been conducted in the ordinary course and there has not occurred any Material Adverse Effect.
     SECTION 3.07 Litigation. Since November 5, 1997 there has not been any Action by or against the Sellers primarily relating to the Business or pending before any Governmental Authority, with an amount in controversy in excess of $100,000 or that would materially affect the legality, validity or enforceability of this Agreement, the Bill of Sale, Assignment and Assumption Agreement or the consummation of the transactions contemplated hereby or thereby.
     SECTION 3.08 Compliance with Laws. Except as would not materially adversely affect the operation of the Business, the Sellers have conducted the Business in accordance with all Laws and Governmental Orders applicable to the Sellers and the Sellers are not in violation of any such Law or Governmental Order.
     SECTION 3.09 Environmental Matters. (a) Except as would not have a Material Adverse Effect, (i) the Sellers (to the extent it relates solely to the Business) is in compliance with all applicable Environmental Laws and has obtained and is in compliance with all Environmental Permits, and (ii) there are no written claims pursuant to any Environmental Law pending or, to the Sellers’ Knowledge, threatened, against the Seller (to the extent relating solely to the Business).
               (b) The Purchaser acknowledges that (i) the representations and warranties contained in this Section 3.09 are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws or with respect to any environmental, health or safety matter, including natural resources, related in any way to the Business, including the Purchased Assets, or to this Agreement or its subject matter, (ii) no other representation contained in this Agreement shall apply to any such matters and no other representation or warranty, express or implied, is being made with respect thereto and (iii) the representations and warranties contained in this Section 3.09 shall not survive the Closing.

     SECTION 3.10 Intellectual Property. (a) Sellers own or have the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property used by the Seller for the operation of the Business as presently conducted. With the Exception of those items identified in Section 3.10 of the Disclosure Schedule, each item of Intellectual Property owned or used by Sellers immediately prior to the Closing hereunder that is related to the operation of the Business will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder. The Sellers have taken all commercially reasonable actions necessary and desirable to maintain and protect each item of Intellectual Property related to the operation of the Business that they own or use. To the Knowledge of the Sellers, this Intellectual Property is not invalid or unenforceable nor are there any grounds that would support a claim that this Intellectual Property is invalid or unenforceable.
               (b) Section 3.10 of the Disclosure Schedule sets forth a true and complete list of all patents and patent applications, registered trademarks and trademark applications, and registered copyrights and copyright applications included in the Transferred Intellectual Property. The Sellers have delivered to the Buyer correct and complete copies of all such patents, trademarks, copyrights, and applications. Except as would not have a Material Adverse Effect or as disclosed in the Disclosure Schedule, with respect to each item of Transferred Intellectual Property:
                    (i) the Sellers are the owners of the entire right, title and interest in and to such Transferred Intellectual Property, free and clear of any security interest, license, or other restriction;
                    (ii) To the Knowledge of Sellers, the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;
                    (iii) No action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of Sellers, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item;
                    (iv) at no time have the Sellers ever agreed to indemnify any third party for or against any interference, infringement, misappropriation, or other conflict with respect to the item.
               (c) To the Knowledge of the Sellers, there is not any third party who has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Transferred Intellectual Property.
               (d) To the Knowledge of the Sellers, they have not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of a third party related to the operation of the Business or use of the Transferred Intellectual Property. As of the date hereof, to the Knowledge of the Sellers, the Sellers have not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Sellers must license or refrain from using any Intellectual Property rights of a third party).

               (e) Except as identified in Section 3.10 of the Disclosure Schedule, to the Knowledge of the Sellers, there is no Intellectual Property used in the Business as currently conducted that is not included in the Transferred Intellectual Property.
     SECTION 3.11 Purchased Assets. The Sellers own all the Purchased Assets free and clear of all Encumbrances, except (a) as set forth in Section 3.11 of the Disclosure Schedule, (b) Permitted Encumbrances.
     SECTION 3.12 Taxes. Except for matters that would not have a Material Adverse Effect, (a) all income Tax Returns required to have been filed with respect to the Business or the Purchased Assets have been timely filed, (b) all such income Tax Returns were correct any complete in all respects and were prepared in substantial compliance with all applicable laws and regulations, (c) all Taxes with respect to the Business or the Purchased Assets have been paid or will be timely paid, (d) the Sellers have not received from any Governmental Authority any written notice of proposed adjustment, deficiency or underpayment of any Taxes relating to the Business or the Purchased Assets, other than a proposed adjustment, deficiency or adjustment that has been satisfied by payment or settlement, or withdraw and Sellers are not aware of any ongoing, pending or threatened tax dispute or audit related to the Business or Purchased Assets, (e) all amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party have been properly withheld and paid, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed; (f) Sellers are neither the beneficiary of any extension of time within which to file any Tax Return with respect to the Business or the Purchased Assets, (g) Sellers have not waived any statute or limitations in respect to Taxes related to the Business or the Purchased Assets or agreed to any extension of time with respect to a Tax assessment or deficiency related to the Business or the Purchased Assets, (h) no claim has ever been made by a Governmental Authority in a jurisdiction where the Sellers do not file Tax Returns that they are or may be subject to taxation by that jurisdiction with respect to the Business or the Purchased Assets, (i) to the Knowledge of Sellers, there is no basis for any additional Tax assessment with respect to the Business or the Purchased Assets, and (j) there are no Tax liens on any of the Purchased Assets (other than Permitted Encumbrances).
     SECTION 3.13 Material Contracts. (a) Section 3.13(a) of the Disclosure Schedule lists each of the following contracts and agreements of the Sellers (but only to the extent such contracts and agreements relate to the Business, would be transferred to the Purchaser hereunder) (such contracts and agreements being “Material Contracts”):
                    (i) all management contracts and contracts with independent contractors or consultants (or similar arrangements) that are not cancelable without penalty or further payment and without more than 30 days’ notice;
                    (ii) all contracts and agreements relating to indebtedness for borrowed money, in each case having an outstanding principal amount in excess of $100,000;
                    (iii) all contracts and agreements that limit or purport to limit the ability of the Business to compete in any line of business or with any Person or in any geographic area or during any period of time;

                    (iv) all contracts and agreements with any Governmental Authority involving total annual payments in excess of $100,000;
                    (v) all Transferred IP Agreements;
                    (vi) all contracts and agreements related to the sale or license of any products of the Business;
                    (vii) all contracts and agreements for the manufacture of products of the Business; and
                    (viii) all material contracts and agreements between or among the Sellers, to the extent relating solely to the Business, and any Affiliate of the Seller.
               (b) Except as disclosed in Section 3.13(b) of the Disclosure Schedule, each Material Contract (i) is valid and binding on the Sellers, as appropriate, and, to the Knowledge of the Sellers, the counterparties thereto, and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement, except to the extent that any consents set forth in Section 3.02 of the Disclosure Schedule are not obtained, shall continue in full force and effect without penalty or other adverse consequence. Except as disclosed in Section 3.13(b) of the Disclosure Schedule, the Seller is not in material breach of, or default under, any Material Contract to which it is a party.
     SECTION 3.14 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Bill of Sale, Assignment and Assumption Agreement based upon arrangements made by or on behalf of the Sellers.
     SECTION 3.15 Disclaimer of the Sellers. OTHER THAN THE INDEMNIFICATION OBLIGATIONS OF THE SELLERS SET FORTH IN ARTICLE VII, NONE OF THE SELLERS, THEIR AFFILIATES, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO THE PURCHASER OR TO ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO THE PURCHASER, ITS AFFILIATES OR REPRESENTATIVES OF, OR THE PURCHASER’S USE OF, ANY INFORMATION RELATING TO THE BUSINESS, ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO THE PURCHASER, WHETHER ORALLY OR IN WRITING, IN CERTAIN “DATA ROOMS,” MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK OUT” DISCUSSIONS, RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF THE PURCHASER OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
          The Purchaser hereby represents and warrants to the Sellers as follows:
     SECTION 4.01 Organization and Authority of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement and the Bill of Sale, Assignment and Assumption Agreement to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Purchaser is duly licensed or qualified to do business and is in good standing in each jurisdiction which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not adversely affect the ability of Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Bill of Sale, Assignment and Assumption Agreement. The execution and delivery by the Purchaser of this Agreement and the Bill of Sale, Assignment and Assumption Agreement to which it is a party, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been, and upon its execution the Bill of Sale, Assignment and Assumption Agreement to which the Purchaser is a party shall have been, duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes, and upon its execution the Bill of Sale, Assignment and Assumption Agreement to which the Purchaser is a party shall constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms.
     SECTION 4.02 No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 3.03 of the Disclosure Schedule have been obtained, all filings and notifications listed in Section 3.03 of the Disclosure Schedule have been made and applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to the Sellers, the execution, delivery and performance by the Purchaser of this Agreement and the Bill of Sale, Assignment and Assumption Agreement to which it is a party do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or its respective assets, properties or businesses or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party, except, in the case of clauses (b) and (c), as would not materially and adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Bill of Sale, Assignment and Assumption Agreement.

     SECTION 4.03 Governmental Consents and Approvals. The execution, delivery and performance by the Purchaser of this Agreement and the Bill of Sale, Assignment and Assumption Agreement to which the Purchaser is a party do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Purchaser of the transactions contemplated by this Agreement and the Bill of Sale, Assignment and Assumption Agreement.
     SECTION 4.04 Financing. The Purchaser has sufficient immediately available funds to pay, in cash, the Purchase Price and all other amounts payable pursuant to this Agreement and the Bill of Sale, Assignment and Assumption Agreement or otherwise necessary to consummate all the transactions contemplated hereby and thereby.
     SECTION 4.05 Litigation. As of the date hereof, no Action by or against the Purchaser is pending or, to the best knowledge of the Purchaser, threatened, which could affect the legality, validity or enforceability of this Agreement, the Bill of Sale, Assignment and Assumption Agreement or the consummation of the transactions contemplated hereby or thereby.
     SECTION 4.06 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.
     SECTION 4.07 Independent Investigation; Sellers’ Representations. The Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Business, which investigation, review and analysis was done by the Purchaser and its Affiliates and representatives. The Purchaser acknowledges that it and its representatives have been provided adequate access to the personnel and records of the Business for such purpose. In entering into this Agreement, the Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Sellers or its representatives (except the specific representations and warranties of the Sellers set forth in Article III and the schedules thereto). The Purchaser hereby agrees and acknowledges that (a) other than the representations and warranties made in Article III, none of the Sellers, their Affiliates, or any of their respective officers, directors, employees or representatives make or have made any representation or warranty, express or implied, at law or in equity, with respect to the Purchased Assets or the Business including as to (i) merchantability or fitness for any particular use or purpose, (ii) the operation of the Business by the Purchaser after the Closing in any manner other than as used and operated by the Sellers or (iii) the probable success or profitability of the Business after the Closing and (b) other than the indemnification obligations of the Sellers set forth in Article VII or in case of fraud or gross negligence, none of the Sellers, their Affiliates, or any of their respective officers, directors, employees or representatives will have or be subject to any liability or indemnification obligation to the Purchaser or to any other Person resulting from the distribution to the Purchaser, its Affiliates or representatives of, or the Purchaser’s use of, any information relating to the Business, including any information, documents or material made available to the Purchaser, whether orally or in writing, in certain “data rooms,” management presentations, functional

“break-out” discussions, responses to questions submitted on behalf of the Purchaser or in any other form in expectation of the transactions contemplated by this Agreement.
ARTICLE 5
ADDITIONAL AGREEMENTS
     SECTION 5.01 Confidentiality. For a period of four (4) years from the date hereof, the Sellers acknowledge and agree that they shall take reasonable efforts to (a) keep the Proprietary Information confidential, except as required by law, and not disclose or reveal such, and information to any person other than Sellers’ representatives, agents, advisors, consultants or employees, (b) not use such Proprietary Information for any purpose other than to consummate the transactions contemplated in this Agreement and the Bill of Sale, Assignment and Assumption Agreement or in a manner that Purchaser has approved.
     SECTION 5.02 Retained Names and Marks. Purchaser hereby acknowledges that all right, title and interest in and to the names of the Seller Shareholder and the Seller Subsidiary together with all variations thereof and all trademarks, service marks, domain names, trade names, trade dress, corporate names and other identifiers of source containing, incorporating or associated with any of the foregoing, other than those directly and solely related to the Peridex® product line (the “Retained Names and Marks”) are owned exclusively by the Sellers, and that, except as expressly provided below, any and all right of the Business to use the Retained Names and Marks shall terminate as of the Closing and shall immediately revert to the Sellers. Purchaser further acknowledges that it has no rights, and is not acquiring any rights, to use the Retained Names and Marks, except as provided herein.
     SECTION 5.03 Bulk Transfer Laws. The Purchaser hereby waives compliance by the Sellers with any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the sale of the Purchased Assets to the Purchaser.
     SECTION 5.04 Further Action. The parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents, instruments of conveyance and transfer, and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.
     SECTION 5.05 Tax Cooperation and Exchange of Information. The Sellers and the Purchaser will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining any liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes relating to the Purchased Assets or the Business. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof primarily related to the Business or the Purchased Assets, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by taxing authorities. The Sellers and the Purchaser will make themselves (and their respective employees) available, on a mutually convenient basis, to provide explanations of any documents or information provided under this section. Each of the Sellers and the Purchaser will retain all Tax Returns, schedules and work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters relevant to the Purchased Assets or the Business for the taxable period first ending after the Closing and for all prior taxable periods until the later of (a) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions, or (b) six years following the due date (without extension) for such Tax Returns. After such time, before the Sellers or the Purchaser shall dispose of any such documents in its possession (or in the possession of its Affiliates), the other party shall be given the opportunity, after 90 days’ prior written notice, to remove and retain all or any part of such documents as such other party may select (at such other party’s expense). Any information obtained under this section shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.
     SECTION 5.06 Conveyance Taxes. The parties do not anticipate any Conveyance Taxes will arise as a result of the transactions contemplated hereunder, however, to the extent that any such Conveyance Taxes do arise as a result of the transactions contemplated hereby, such amounts shall be shared equally by the Purchasers and Sellers.
     SECTION 5.07 Proration of Taxes and Certain Charges.
               (a) Except as provided in this section, all personal property Taxes or similar ad valorem obligations levied with respect to the Purchased Assets for any taxable period that includes the day before the date of the Closing and ends after the date of the Closing, whether imposed or assessed before or after the date of the Closing, shall be prorated between the Sellers and the Purchaser as of 12:01 A.M. on the date of the Closing. If any Taxes subject to proration are paid by the Purchaser, on the one hand, or the Sellers, on the other hand, the proportionate amount of such Taxes paid (or in the event a refund of any portion of such Taxes previously paid is received, such refund) shall be paid promptly by (or to) the other after the payment of such Taxes (or promptly following the receipt of any such refund).
               (b) Except as otherwise provided in this Agreement, all installments of special assessments or other charges on or with respect to the Purchased Assets payable by the Sellers for any period in which the date of the Closing shall occur, including base rent, common area maintenance, royalties, all municipal, utility or authority charges for water, sewer, electric or gas charges, garbage or waste removal, and cost of fuel, shall be apportioned as of the Closing, and each party shall pay its proportionate share promptly upon the receipt of any bill, statement or other charge with respect thereto. If such charges or rates are assessed either based upon time or for a specified period, such charges or rates shall be prorated as of 12:01 A.M. on the date of the Closing. If such charges or rates are assessed based upon usage of utility or similar services, such charges shall be prorated based upon meter readings taken on the date of the Closing.
               (c) All refunds, reimbursements, installments of base rent, additional rent, license fees or other use related revenue receivable by any party to the extent attributable to the operation of the Business for any period in which the Closing shall occur shall be prorated so that the Sellers shall be entitled to that portion of any such installment applicable to the period up to but not including the date of the Closing and the Purchaser shall be entitled to that portion of any such installment applicable to any period from and after the date of the Closing, and if the Purchaser or the Sellers, as the case may be, shall receive any such payments after the date of the Closing, they shall promptly remit to such other parties their share of such payments.
               (d) The prorations pursuant to this Section 5.07 may be calculated after the date of the Closing, as each item to be prorated (including any such Tax, obligation, assessment, charge, refund, reimbursement, rent installment, fee or revenue) accrues or comes due, provided that, in any event, any such proration shall be calculated not later than 30 days after the party requesting proration of any item obtains the information required to calculate such proration of such item.
     SECTION 5.08 Covenant Not to Compete. In order to further assure Purchaser of the expected benefit of acquiring the Business, the Sellers each separately agree that for a period of four (4) years from the date hereof that they will not directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, or render services as an employee, consultant or independent contractor to, any business whether in corporate, proprietorship or partnership form or otherwise with respect to any product or service that is the same as or competitive with the Business as conducted or contemplated by Sellers on the date hereof; provided, however, that, for the purposes of this Section 5.08, ownership of securities having no more than four percent (4%) of the outstanding voting power of any competitor whose equity securities are publicly traded, without more, shall not be deemed to be in violation of this Section 5.08. Notwithstanding the foregoing, nothing in this Section 5.08 shall prohibit the Sellers from selling, distributing or supplying generic chlorhexidine products (“Generic Product”) consistent with the current practices of Professional Dental Technologies, Inc. so long as: (i) the Sellers’ bottle and label for the Generic Product are such that it is distinguished from the bottle and label presently being used for Peridex Oral Rinse, (ii) the label uses a different type face and a different color than the one used for Peridex Oral Rinse, (iii) the Sellers do not use the fact that they previously owned the Peridex brand to promote Generic Product. The Sellers further agree to obtain prior approval from the Purchaser of any promotional material for Generic Product that references the Peridex Oral Rinse product by name. The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that the Purchaser, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage. In the event that the provisions of this Section 5.08 should ever be deemed to exceed the limitation provided by applicable law, then the parties hereto agree that such provisions shall be reformed to set forth the maximum limitations permitted.
ARTICLE 6
CONDITIONS TO CLOSING
     SECTION 6.01 Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

               (a) Representations, Warranties and Covenants. (i) The representations and warranties of the Purchaser contained in this Agreement (A) that are not qualified as to “materiality” shall be true and correct in all material respects as of the Closing and (B) that are qualified as to “materiality” shall be true and correct as of the Closing, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in all material respects or true and correct, as the case may be, as of such other date, and (ii) the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with in all material respects; and
               (b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement or the Bill of Sale, Assignment and Assumption Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions.
               (c) Third Party Consents. The Purchaser and the Sellers shall have received the third party consents and estoppel certificates set forth in the Disclosure Schedule.
     SECTION 6.02 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:
               (a) Representations, Warranties and Covenants. (i) The representations and warranties of the Sellers contained in this Agreement (A) that are not qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all material respects as of the Closing and (B) that are qualified as to “materiality” or “Material Adverse Effect” shall be true and correct as of the Closing, other than such representations and warranties that are made as of another date, in which case such representations and warranties shall be true and correct in all material respects or true and correct, as the case may be, as of such other date, and (ii) the covenants and agreements contained in this Agreement to be complied with by the Sellers at or before the Closing shall have been complied with in all material respects;
               (b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement or the Bill of Sale, Assignment and Assumption Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions; and
               (c) Third Party Consents. The Purchaser and the Seller shall have received the third party consents and estoppel certificates set forth in the Disclosure Schedule.
ARTICLE 7
INDEMNIFICATION
     SECTION 7.01 Survival of Representations and Warranties. The representations and warranties of the parties hereto contained in this Agreement shall survive the Closing for a period of fifteen (15) months after the date of the Closing; provided, however, that (a) the representations and warranties dealing with Tax matters in Section 3.12 shall survive until the expiration of the relevant statute of limitations for the Tax liability in question, (b) the representations and warranties dealing with Environmental Law shall survive as provided in Section 3.09(b), and (c) the representations and warranties in Section 3.01, Section 3.11, Schedule 3.14, Section 4.1 and Section 4.6 (the “Fundamental Reps”) shall survive indefinitely; provided, further, that any claim made with reasonable specificity by the party seeking to be indemnified within the time periods set forth in this Section 7.01 shall survive until such claim is finally and fully resolved.
     SECTION 7.02 Indemnification by the Sellers. The Purchaser and its Affiliates, officers, directors, employees, agents, successors and assigns (each, a “Purchaser Indemnified Party”) shall be indemnified and held harmless by the Sellers, jointly and severally, for and against all losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them (hereinafter, a “Loss”), arising out of or resulting from: (a) the breach of any representation or warranty made by the Sellers contained in this Agreement; (b) the breach of any covenant or agreement by the Sellers contained in this Agreement; (c) the Excluded Assets; (d) the Excluded Liabilities; and (e) the conduct of the Business by Sellers prior to the date of the Closing.
     SECTION 7.03 Indemnification by the Purchaser. The Sellers and their Affiliates, officers, directors, employees, agents, successors and assigns (each, a “Seller Indemnified Party”) shall be indemnified and held harmless by the Purchaser for and against any and all Losses, arising out of or resulting from: (a) the breach of any representation or warranty made by the Purchaser contained in this Agreement; (b) the breach of any covenant or agreement by the Purchaser contained in this Agreement; (c) the Assumed Liabilities; (d) the Purchased Assets; (e) the conduct of the Business by the Purchaser on and following the date of Closing; or (f) any claim or cause of action by any person arising before or after the Closing against any Seller Indemnified Party with respect to the Business or the Purchased Assets, except for claims or causes of action with respect to which the Seller is obligated to indemnify the Purchaser Indemnified Parties pursuant to Section 7.02.
     SECTION 7.04 Limits on Indemnification. (a) No claim may be asserted nor may any Action be commenced against either party hereto for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or action is received by such party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or Action on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or Action is based ceases to survive as set forth in Section 7.01, irrespective of whether the subject matter of such claim or action shall have occurred before or after such date.
               (b) Notwithstanding anything to the contrary contained in this Agreement: (i) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 7.02 or Section 7.03, unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds ninety five thousand dollars ($95,000), after which the Indemnifying Party may be liable for Losses from the first dollar (the “Threshold”); (ii) no Losses may be claimed under Section 7.02 or Section 7.03 by any Purchaser Indemnified Party or shall be reimbursable by or shall be included in calculating the aggregate Losses set forth in clause (i) above other than Losses in excess of ten thousand dollars ($10,000) resulting from any single claim or aggregated claims arising out of the same facts, events or circumstances (the “Mini-Threshold”); (iii) the maximum amount of indemnifiable Losses which may be recovered from an Indemnifying Party arising out of or resulting from the causes shall be an amount equal to the Purchase Price (the “Cap”); (iv) neither party hereto shall have any liability under any provision of this Agreement or the Bill of Sale, Assignment and Assumption Agreement for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement or the Bill of Sale, Assignment and Assumption Agreement, and (v) claims relating to (x) fraud or intentional misrepresentations, (y) breaches of Fundamental Reps or the covenants set forth in Section 5.01, 5.02, 5.06, 5.07 and 5.08, or (z) relating to unpaid transaction expenses of the Sellers or Excluded liabilities (the “Excluded Claims”), will not be subject to the Threshold, the Mini-Threshold or the Cap. Purchaser’s ability to seek indemnity will not be affected by any investigation, inquiry, knowledge, or examination by Purchaser. Materiality and Material Adverse Effect (but not knowledge) qualifiers will be disregarded for purposes of determining that there was a breach of this Agreement and the amount of Losses subject to indemnification.
               (c) For all purposes of this Article VII, “Losses” shall be net of any insurance or other recoveries actually received by the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification.
     SECTION 7.05 Notice of Loss; Third Party Claims. (a) An Indemnified Party shall give the Indemnifying Party notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 60 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.
               (b) If an Indemnified Party shall receive notice of any Action, audit, claim, demand or assessment (each, a “Third Party Claim”) against it which may give rise to a claim for Loss under this Article VII, within 30 days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent that the Indemnified Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other Liability that it may have to any Indemnified Party other than under this Article VII. The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within 15 days of the receipt of such notice from the Indemnified Party. If the Indemnifying Party elects to undertake any such defense against a Third Party Claim the Indemnified Party may participate in such defense at its own expense. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party elects to direct the defense of any such claim or proceeding, the Indemnified Party shall not pay, or permit to be paid, any part of such Third Party Claim unless the Indemnifying Party consents in writing to such payment or unless the Indemnifying Party withdraws from the defense of such Third Party Claim liability or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such Third Party Claim. If the Indemnified Party assumes the defense of any such claims or proceeding pursuant to this Section 7.05 and proposes to settle such claims or proceeding prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such claims or proceeding.
     SECTION 7.06 Tax Treatment. To the extent permitted by Law, the parties hereto agree to treat all payments made under this Article VII, under any other indemnity provision contained in this Agreement, and for any misrepresentations or breach of warranties or covenants, as adjustments to the Purchase Price for all Tax purposes.
     SECTION 7.07 Remedies. The Purchaser and the Sellers acknowledge and agree that (a) following the Closing, the indemnification provisions of Section 7.02 and Section 7.03 shall be the sole and exclusive remedies of the Purchaser and the Sellers for any breach by the other party of the representations and warranties in this Agreement and for any failure by the other party to perform and comply with any covenants and agreements in this Agreement, and (b) anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of the Purchaser or the Sellers, after the consummation of the purchase and sale of the Purchased Assets contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby. Each party hereto shall take all reasonable steps to mitigate its Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses.
ARTICLE 8
TERMINATION, AMENDMENT AND WAIVER
     SECTION 8.01 Termination. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of the Seller and the Purchaser.
     SECTION 8.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (a) as set forth in Section 5.03 and Article IX and (b) that nothing herein shall relieve either party from liability for any breach of this Agreement occurring prior to such termination.

ARTICLE 9
GENERAL PROVISIONS
     SECTION 9.01 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.
     SECTION 9.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):
               (a) if to the Sellers:
Zila, Inc.
5227 N. 7th Street
Phoenix, AZ 84014
Fax No. (602) 234-2264
Attention: Gary V. Klinefelter
with a copy to:
Snell & Wilmer L.L.P.
400 East Van Buren Street
Phoenix, AZ 85004
Fax No: (602) 382-6070
Attention: Michael M. Donahey
               (b) if to the Purchaser:
3M Company
275-2E-03
St. Paul, MN 55144
Fax No.: (651) 736-1114
Attention: Jeffrey R. Lavers, Division Vice President, 3M ESPE

with a copy to:
3M Company
220-9E-02
3M Center
St. Paul, MN 55144
Fax No.: 651-736-9469
Attention: Gregg M. Larson, Secretary
     SECTION 9.03 Public Announcements. Neither party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the other party unless otherwise required by Law or applicable stock exchange regulation, and the parties to this Agreement shall cooperate as to the timing and contents of any such press release, public announcement or communication.
     SECTION 9.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.
     SECTION 9.05 Entire Agreement. This Agreement and the Bill of Sale, Assignment and Assumption Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Sellers and the Purchaser with respect to the subject matter hereof and thereof.
     SECTION 9.06 Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Sellers and the Purchaser (which consent may be granted or withheld in the sole discretion of the Sellers or the Purchaser), as the case may be.
     SECTION 9.07 Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Sellers and the Purchaser or (b) by a waiver in accordance with Section 9.08.
     SECTION 9.08 Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.
     SECTION 9.09 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied (including the provisions of Article VII relating to indemnified parties), is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.
     SECTION 9.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware federal court sitting in Newcastle County; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any state court sitting in the city of Wilmington, Delaware. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the city of Wilmington, Delaware for the purpose of any Action arising out of or relating to this Agreement brought by either party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above named courts.
     SECTION 9.11 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.
     SECTION 9.12 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the Sellers and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ZILA, INC.
By:	/s/ Gary V. Klinefelter
	Name:	Gary V. Klinefelter
	Title:	Vice President

ZILA PHARMACEUTICALS, INC.
By:	/s/ Gary V. Klinefelter
	Name:	Gary V. Klinefelter
	Title:	Vice President

3M COMPANY
By:	/s/ Jeffrey Lavers
	Name:	Jeffrey Lavers
	Title:	Division Vice President

3M INNOVATIVE PROPERTIES COMPANY
By:	/s/ Robert W. Sprague
	Name:	Robert W. Sprague
	Title:	Secretary